                                                                    NEWS RELEASE

Contact:  Paul S. Feeley                                For Release: Immediately
          Senior Vice President, Treasurer &
           Chief Financial Officer
          (617) 628-4000


                     CENTRAL BANCORP, INC. REPORTS FINANCIAL
          RESULTS FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2008

         SOMERVILLE, MASSACHUSETTS, November 4, 2008 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported its financial results for the three and six month periods ended September 30, 2008. These financial results were significantly impacted by the September conservatorship of the Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") that caused a substantial write down of the value of the Company's investment in the preferred stock of these companies as previously announced. Net loss for the quarter ended September 30, 2008 was $9.5 million, or $6.80 per diluted share, as compared to net income of $465,000, or $0.33 per diluted share, for the comparable prior year quarter. The Company's loss for the six months ended September 30, 2008 was $9.1 million, or $6.53 per diluted share, as compared to net income of $690,000, or $0.49 per diluted share, for the corresponding period in 2007.

         The non-cash charges to record the other than temporary impairment of the Fannie Mae and Freddie Mac preferred stocks reduced earnings by $9.4 million or $6.75 and $6.77 per diluted share for the quarter and year-to-date periods ending September 2008 respectively. No tax benefit was recorded during the periods as the losses were considered capital losses and there were no available capital gains to offset such losses. However, in the quarter ending December 31, 2008, the Company will recognize a tax benefit of approximately $3.2 million or $2.34 per share on the Fannie Mae and Freddie Mac impairment charges due to the October 3, 2008 enactment of the Emergency Economic Stabilization Act of 2008, which permits the Company to treat losses incurred on the Fannie Mae and Freddie Mac preferred stock as ordinary losses for federal income tax purposes. In our press release issued on September 12, 2008, we disclosed projections of certain regulatory capital ratios. As of September 30, 2008, the Company and the Bank remained well capitalized in all such measures except total risk based capital which would be considered adequately capitalized at the Bank level. A summary of regulatory capital ratios at September 30, 2008 follows:

                                              At September 30, 2008
                              --------------------------------------------------
                                                 REGULATORY         REGULATORY
                                                 THRESHOLD          THRESHOLD
                                                  FOR WELL        FOR ADEQUATELY
                                 ACTUAL          CAPITALIZED       CAPITALIZED
                              -------------   ----------------  ----------------

Central Bancorp:
Tier 1 Leverage                  6.44%                5.0%             4.0%
Tier 1 Risk-Based Ratio          9.32%                6.0%             4.0%
Total Risk-Based Ratio          10.54%               10.0%             8.0%

Central Co-operative Bank:
Tier 1 Leverage                  5.45%                5.0%             4.0%
Tier 1 Risk-Based Ratio          7.90%                6.0%             4.0%
Total Risk-Based Ratio           9.12%               10.0%             8.0%

Note: above ratios include tax benefits allowed by regulatory authorities.


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        For the quarter ended September 30, 2008, when compared to the quarter ended September 30, 2007, net interest and dividend income of $4.2 million represents an increase of $945,000, from $3.3 million. This increase was primarily driven by a decline in net interest expense of $1.1 million. The net interest rate spread and the net interest margin improved from 1.95% and 2.43%, respectively, for the quarter ended September 30, 2007 to 2.82% and 3.14%, respectively, for the 2008 comparable period. These increases were primarily due to a 95 basis point decrease in the cost of funds, mainly due to decreases in the average rates paid on deposits, as a result of aggressive liability management, and Federal Home Loan Bank (FHLB) advances. During the quarter ended September 30, 2008 as compared to the quarter ended September 30, 2007, some high-cost certificates of deposit were replaced with more cost-effective Federal Home Loan Bank (FHLB) borrowings and lower-costing deposits. The average balance of certificates of deposit totaled $171.8 million during the quarter ended September 30, 2008, compared to $187.1 million for the same period in 2007, a decline of $15.3 million. The average balance of FHLB borrowings totaled $146.2 million during the quarter ended September 30, 2008, compared to $135.6 million for the same period in 2007, an increase of $10.6 million. Additionally, the average balance of lower-costing non-maturity deposits increased by $8.9 million to $185.9 million for the quarter ended September 30, 2008, as compared to an average balance of $177.0 million during the same period of 2007. The yield on interest-earning assets declined by 8 basis points.

         The provision for loan losses totaled $900,000 for the quarter ended September 30, 2008, compared to a negative provision for loan losses of $300,000 during the same period of 2007. The increase in the provision for the quarter was primarily related to one customer relationship. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during both periods.

         Net gains (losses) from sales or write downs of investment securities other than Fannie Mae or Freddie Mac write downs declined by $287,000, from a gain of $172,000 during the comparable quarter last year to a loss of $115,000 this year, reflecting impairment of several securities that were deemed to be other than temporary in the current stock market environment. Other income increased by $75,000 primarily as a result of an investment in Bank Owned Life Insurance. Non-interest operating expenses increased $223,000 or 6.6% primarily due to increases in salaries and benefits and marketing expenses.

         The effective income tax rate as calculated under SFAS 109 requires certain projections to determine the effective tax rate expected for the year. Those estimates were significantly altered by the actions relating to Fannie Mae and Freddie Mac which in addition to the other than temporary impairment charges for which the tax benefit cannot be recognized until the Company's fiscal third quarter, the cessation of tax advantaged dividends on those securities had the impact of increasing the projected effective tax rate for the year.

         In addition to the losses relating to the Fannie Mae and Freddie Mac preferred stock, items primarily affecting the earnings for the six months ended September 30, 2008 when compared to the quarter ended September 30, 2007 were: an increase in net interest income of $1.5 million; an increase in the provision for loan losses of $1.4 million; a net change in sales and write-downs on other securities of $432,000 and an increase in non-interest expenses of $315,000.

         The net interest rate spread and the net interest margin improved from 1.97% and 2.44%, respectively, for the six months ended September 30, 2007 to 2.67% and 3.01%, respectively, for the 2008 comparable period.

         Total assets were $541.8 million at September 30, 2008 and $571.2 million at March 31, 2008. The decrease in assets for the six months ended September 30, 2008 relates primarily to a decrease in short-term investments of $4.5 million and a decrease of $16.5 million in investment securities (including the reduction in value of investment securities of $9.4 million due to the other than temporary impairment charge for Fannie Mae and Freddie Mac preferred stock). Deposits declined by $7.0 million and FHLB borrowings by $12.0 million during this period. Total loans decreased by $12.2 million. Construction loans declined by $8.8 million as management de-emphasized this type of lending in the current market environment. Commercial and industrial loans also declined by $7.1 million due to pay-offs of such loans, partially offset by an increase in residential loans of $3.7 million. Deposits declined primarily because of continuing strong competition for deposits in our market area. FHLB advances decreased to $144.6 million at September 30, 2008 from $156.7 million at March 31, 2008.

         Senior management continued to give high priority to monitoring the Company's asset quality. At September 30, 2008, non-performing loans totaled $10.3 million or 1.91% of total assets as compared to $9.3 million or 1.68% of total assets at the same date in 2007. While bankruptcy filings continue to extend the time required to resolve some non-performing assets, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. Management believes that there are adequate reserves and collateral securing non performing loans to cover losses that may result from these loans.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.
                           (SEE ACCOMPANYING TABLES.)

--------------------------------------------------------------------------------
         THIS PRESS RELEASE MAY CONTAIN CERTAIN FORWARD-LOOKING STATEMENTS, WHICH ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS REGARDING ECONOMIC, LEGISLATIVE AND REGULATORY ISSUES THAT MAY IMPACT THE COMPANY'S EARNINGS IN FUTURE PERIODS. FACTORS THAT COULD CAUSE FUTURE RESULTS TO VARY MATERIALLY FROM CURRENT MANAGEMENT EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, CHANGES IN INTEREST RATES, DEPOSIT FLOWS, REAL ESTATE VALUES AND COMPETITION; CHANGES IN ACCOUNTING PRINCIPLES, POLICIES OR GUIDELINES; CHANGES IN LEGISLATION OR REGULATION; AND OTHER ECONOMIC, COMPETITIVE, GOVERNMENTAL, REGULATORY AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S OPERATIONS, PRICING, PRODUCTS AND SERVICES.
--------------------------------------------------------------------------------

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

                                 CENTRAL BANCORP, INC.
                              CONSOLIDATED OPERATING DATA
                         (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      Quarter Ended          Six Months Ended
                                                      September 30,             September 30,
                                                 ------------------------------------------------
                                                    2008        2007        2008          2007
                                                 ------------------------------------------------
                                                      (Unaudited)              (Unaudited)
 Net interest and dividend income                $  4,198    $ 3,253      $ 8,123       $6,593

 Provision for loan losses                            900       (300)       1,100         (300)
 Net gain (loss) from sales or write-downs
   of investment securities other than
   FNMA or FHLMC                                     (115)       172         (144)         288
 Net loss from write-downs
   of FNMA and FHLMC                               (9,394)        --       (9,394)          --

 Gains on sales of loans                                3         25           15           77
 Other non-interest income                            412        337          857          694
 Non-interest expenses                              3,606      3,383        7,214        6,899
                                                   ------    --------     -------       ------

   Income (loss) before taxes                      (9,402)       704       (8,857)       1,053

 Provision for income taxes                            64        239          208          363
                                                   ------    --------     -------       ------

   Net income (loss)                             $ (9,466)   $   465      $(9,065)      $  690
                                                 ========    =======      =======       ======

 Earnings (loss) per share:

   Basic                                         $  (6.80)   $   .33      $ (6.53)      $  .50
                                                 ========    =======      =======       ======
   Diluted                                       $  (6.80)   $   .33      $ (6.53)      $  .49
                                                 ========    =======      =======       ======

 Weighted average number of
   shares outstanding:
   Basic                                            1,391      1,394        1,388        1,393
                                                 ========    =======      =======       ======
   Diluted                                          1,391      1,399        1,388        1,400
                                                 ========    =======      =======       ======
 Outstanding shares, end of period                  1,640      1,640        1,640        1,640
                                                 ========    =======      =======       ======

                      CONSOLIDATED BALANCE SHEET DATA
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          SEPTEMBER 30,      March 31,
                                              2008             2008
                                       --------------------------------
                                                  (Unaudited)
 Total assets                               $541,752         $571,245
 Short-term investments                        7,429           11,888
 Total investments                            46,539           63,054
 Total loans (1)                             463,940          475,137
 Allowance for loan losses                     4,674            3,613
 Deposits                                    354,061          361,089
 Borrowings                                  144,798          156,832
 Subordinated debentures                      11,341           11,341
 Stockholders' equity                         28,588           38,816
 Book value per share                          17.43            23.67
 Book equity to assets                          5.28%            6.79%
 Non-performing assets to total assets          1.93             1.68

 (1) Includes loans held for sale of $1,240 and $195 at September 30, 2008 and March 31, 2008, respectively.


                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       Quarter Ended          Six Months Ended
                                       September 30,            September 30,
                                ------------------------------------------------
                                    2008        2007         2008         2007
                                ------------------------------------------------
                                       (Unaudited)              (Unaudited)
 Return on average assets           (6.81)%     0.34 %      (3.23)%       0.25 %
 Return on average equity          (99.95)      4.88       (46.57)        3.63
 Interest rate spread                2.82       1.95         2.67         1.97
 Net interest margin                 3.14       2.43         3.01         2.44